ImmuCell Announces Financial Results for Third Quarter of 2007

PORTLAND, ME -- 11/02/2007 -- ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three and nine month periods ended September 30, 2007.

For the three month period ended September 30, 2007, product sales decreased by 7%, or $76,000, to $983,000 in comparison to the same period in 2006. For the nine month period ended September 30, 2007, product sales increased by 1%, or $36,000, to $3,283,000 compared to the same period in 2006.

During the third quarter of 2007, ImmuCell announced that Pfizer Animal Health elected to terminate its product development and marketing agreement covering Mast Out® and return the product rights to ImmuCell. As a result of this termination, the Company recognized the remaining deferred income from non-refundable milestone payments received from Pfizer and wrote off the remaining unamortized cost of technology rights acquired in November 2004. This resulted in a net increase to income before income taxes of approximately $602,000 during the third quarter of 2007, with no impact on cash.

Including the impact of the accounting described above, the Company reported income before income taxes of $605,000 during the three month period ended September 30, 2007 in comparison to $291,000 during the same period in 2006. The Company recognized income before income taxes of $1,029,000 during the nine month period ended September 30, 2007 compared to $832,000 during the same period in 2006.

The Company reported net income of $354,000 ($0.12 per diluted share) during the three month period ended September 30, 2007 in comparison to $171,000 ($0.06 per diluted share) during the same period in 2006. The Company recognized net income of $590,000 ($0.19 per diluted share) during the nine month period ended September 30, 2007 compared to $492,000 ($0.16 per diluted share) during the same period in 2006.

"Sales of our lead product, First Defense®, increased by 3% during the first nine months of the year," said Michael F. Brigham, President and CEO. "Excluding non-cash amortization expense related to an intangible technology asset, product development expenses increased by 43%, or $78,000, during the third quarter of 2007 compared to the same period in 2006, principally reflecting our initial efforts to fund the development of Mast Out® internally."

Cash, cash equivalents and short-term investments decreased by 18%, or $1,186,000, to $5,428,000 at September 30, 2007 as compared to $6,614,000 at December 31, 2006. The decrease was largely due to an ongoing effort to become compliant with current Good Manufacturing Practices (cGMP) regulations. Shareholders' equity increased by 7%, or $630,000, to $9,962,000 at September 30, 2007 as compared to $9,332,000 at December 31, 2006. The Company had 2,892,000 shares of common stock outstanding as of September 30, 2007.

                                          (Unaudited)       (Unaudited)
                                             Three             Nine
                                          Months Ended      Months Ended
                                          September 30,     September 30,
                                        ----------------- -----------------
(In thousands, except per share
 amounts)                                 2007     2006     2007     2006
                                        -------- -------- -------- --------
Revenues:
Product sales                           $    983 $  1,059 $  3,283 $  3,246
Other revenues                               949      134    1,283      332
                                        -------- -------- -------- --------
Total revenues                             1,932    1,193    4,566    3,578

Cost and expenses:
Product costs                                476      466    1,618    1,361
Product development expenses                 589      237    1,149      702
Selling, general and administrative
 expenses                                    330      272      984      872
                                        -------- -------- -------- --------
Total costs and expenses                   1,395      975    3,751    2,935
                                        -------- -------- -------- --------

Net operating income                         537      218      815      643

Interest and other income                     68       73      214      189
                                        -------- -------- -------- --------

Income before income taxes                   605      291    1,029      832
Income tax expense                           251      120      439      340
                                        -------- -------- -------- --------
Net income                              $    354 $    171 $    590 $    492
                                        ======== ======== ======== ========

Net income per common share:
Basic                                   $   0.12 $   0.06 $   0.20 $   0.17
Diluted                                 $   0.12 $   0.06 $   0.19 $   0.16

Weighted average common shares
 outstanding:
Basic                                      2,897    2,910    2,899    2,885
Diluted                                    3,013    3,054    3,049    3,050

                                                               (Unaudited)
                                                  At December  At September
(In thousands)                                      31, 2006     30, 2007
                                                  ------------ ------------
Cash, cash equivalents and short-term investments $      6,614 $      5,428
Total assets                                            11,364       10,280
Net working capital                                      6,934        6,564
Stockholders’ equity                              $      9,332 $      9,962

ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at http://www.immucell.com.

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106